Exhibit 99.1

	Investor Contact:	Randy Atkinson
(954) 308-7639
randalatkinson@spherion.com

	Media Contact:	Kip Havel
FOR IMMEDIATE RELEASE		(800) 422-3819
kiphavel@spherion.com
SPHERION ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS
     FORT LAUDERDALE, Fla., July 30, 2007 — Spherion Corporation (NYSE: SFN) today announced financial results for the second quarter ended July 1, 2007.
     Spherion President and Chief Executive Officer Roy Krause commented, “We are very pleased with our second quarter results, driven by disciplined execution of our business strategy. Revenues grew year over year and we continued to expand our gross profit. Operating margins and earnings also increased in the second quarter, evidence that our business strategy is working.”
FINANCIAL HIGHLIGHTS
•	Second quarter 2007 revenues were $478.5 million compared with $470.8 million in the second quarter of 2006. Revenue grew 1.6% year over year and grew organically 0.9% adjusting for the acquisition of Resulté Universal.

•	Earnings from continuing operations were $7.4 million or $0.13 per share in the second quarter of 2007, which includes costs related to the purchase of the minority interest in our Canadian operation of approximately $0.01 per share. Adjusted earnings per share from continuing operations were $7.8 million or $0.14 per share in the second quarter of 2007. Earnings from continuing operations in the second quarter of 2006 were $4.8 million or $0.08 per share.

•	Net earnings, including discontinued operations, for the second quarter of 2007 were $3.4 million or $0.06 per share, compared with $3.6 million or $0.06 per share in the second quarter of 2006.

•	Revenues for the first six months of 2007 were $940.3 million compared with $932.1 for the same period in 2006. Earnings from continuing operations for the first six months of 2007 were $10.1 million or $0.18 per

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share compared with $6.9 million or $0.12 per share for the same period in 2006. Net earnings were $6.0 million or $0.11 per share for the first six months of 2007, compared with $6.5 million or $0.11 per share in 2006.
     Krause continued, “We have been operating this year in an economy that has been growing at a modest pace, but have been able to achieve revenue growth, significant margin improvements and higher earnings. Operating cash flow was $15.5 million during the quarter and our balance sheet remains strong. We successfully completed the integration of Resulté, the acquisition announced early in the second quarter and believe this addition will help us accelerate growth in our professional business. We continue to stay focused on operational discipline, growing our targeted customer segments and professional business expansion.”
OPERATING PERFORMANCE
     Within Staffing Services, revenues were approximately flat with the prior year, reflecting growth of 8.2% from our targeted small and mid sized customers, offset by a decline in large staffing accounts. Gross profit margins increased to 21.0% in the second quarter of 2007 compared with 20.2% in the second quarter of 2006, primarily due to growth in the higher margin managed services, including recruitment process outsourcing services. Temporary staffing gross profit margins were 40 basis points higher than the prior year primarily due to improvements in payroll taxes and insurance costs. Selling, general and administrative costs decreased to $63.9 million or 18.5% of revenue in the second quarter of 2007, compared with $65.4 million or 18.9% of revenue last year. Segment operating profit was $8.7 million or 2.5% of revenue in the second quarter of 2007, compared with $4.8 million and 1.4% of revenue in the second quarter of 2006.
     Professional Services revenue growth was 6.6% on a year over year basis in the second quarter of 2007; 3.6% adjusting for the acquisition of Resulté. Growth was led by finance and accounting at 9.6% year over year. Gross profit margins in the second quarter of 2007 were 34.9%, compared with 33.3% in the prior year, reflecting strong improvement in temporary staffing margins. Selling, general and administrative expenses were $38.6 million or 29.2% of revenue in the second quarter of 2007 compared with $34.6 million or 27.9% of revenue in the second quarter last year. Segment operating profit increased to $7.4 million or approximately 5.6% of revenue in the second quarter of 2007, compared with $6.7 million or approximately 5.4% of revenue in the same period last year.

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OTHER ITEMS
     During the quarter, the Company sold its outplacement consulting business. The sale resulted in a pre-tax loss of $5.4 million, of which $4.5 million was non-cash and predominantly comprised of a goodwill write off related to the business sold. The $3.3 million after tax loss on sale and operating results of prior periods are reported as part of discontinued operations.
     Immediately after the end of the quarter, the Company purchased the remaining 15% interest in its Canadian operations. During the quarter, the Company recorded expense of $0.8 million pre-tax or approximately $0.01 per share to increase its purchase liability to equal the $5.8 million purchase price, which will be paid during the third and fourth quarters.
     The Company purchased 562,200 shares of its common stock during the second quarter of 2007 at an average price of $9.43 per share.
OUTLOOK
     Krause commented, “Based on recent trends, the Company anticipates revenue for the third quarter will be between $490 and $505 million, reflecting modest growth as demand across the industry remains somewhat challenging. Earnings from continuing operations are expected to be between $0.14 and $0.18 per share, assuming a 40% effective tax rate.”
ABOUT SPHERION
     Spherion Corporation (NYSE:SFN) is a leading recruiting and staffing company that provides integrated solutions to meet the evolving needs of companies and job candidates. As an industry pioneer for more than 60 years, Spherion has screened and placed millions of individuals in temporary, temp-to-hire and full-time jobs. Positions range from administrative and light industrial to a host of professions that include accounting/finance, information technology, engineering, manufacturing, legal, human resources and sales/marketing.
     With approximately 650 locations in the United States and Canada, Spherion delivers innovative workforce solutions that improve business performance. Spherion provides its services to more than 8,000

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customers, from Fortune 500 companies to a wide range of small and mid-size organizations. Employing nearly 300,000 people annually through its network, Spherion is one of North America’s largest employers. To learn more, visit www.spherion.com.
     This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. Factors that could cause future results to differ from current expectations include risks associated with: Competition — our business operates in highly competitive markets with low barriers to entry; Economic conditions — any significant economic downturn could result in lower revenues or a significant reduction in demand from our customers may result in a material impact on the results of our operations; Corporate strategy — we may not achieve the intended effects of our business strategy; Termination provisions — certain contracts contain termination provisions and pricing risks; Failure to perform — our failure or inability to perform under customer contracts could result in damage to our reputation and give rise to legal claims; Disposition of businesses — the disposition of businesses previously sold may create contractual liabilities associated with indemnifications provided; Business interruptions — natural disasters or failures with hardware, software or utilities could adversely affect our ability to complete normal business processes; Tax filings — regulatory challenges to our tax filing positions could result in additional taxes; Personnel — our business is dependent upon the availability of qualified personnel and we may lose key personnel which could cause our business to suffer; Litigation — we may be exposed to employment-related claims and costs and we are a defendant in a variety of litigation and other actions from time to time; Common stock — the price of our common stock may fluctuate significantly, which may result in losses for our investors; Government Regulation — government regulation may increase our costs; International operations — we are subject to business risks associated with our operations in Canada which could make those operations more costly; Integrating acquisitions — managing or integrating any future acquisitions may strain our resources; and Debt compliance — failure to meet certain covenant requirements under our credit facility could impact part or all of our availability to borrow. These and additional factors discussed in this release and in Spherion’s filings with the Securities and Exchange Commission could cause the Company’s actual results to differ materially from any projections contained in this release.
     Spherion Corporation prepares its financial statements in accordance with generally accepted accounting principles (GAAP). Organic revenue growth is a non-GAAP financial measure, which includes pro-forma revenues impacted by acquired companies. Adjusted earnings from continuing operations is a non-GAAP financial measure, which excludes certain non-operating related charges and gains. Items excluded from the calculation of adjusted earnings from continuing operations include work opportunity tax credits and interest expense related to adjustment of the Canadian purchase liability. Organic growth and adjusted earnings from continuing operations is a key measure used by management to evaluate its operations. Management includes revenues prior to acquisition date for acquired companies in the organic revenue growth calculation in order to evaluate the Company’s operating performance. Management does not consider the items excluded to be operating costs/gains and therefore, excludes them from the evaluation of the Company’s operating performance. Organic growth and adjusted earnings from continuing operations should not be considered measures of financial performance in isolation or as an alternative to revenue growth or earnings from continuing operations or net earnings (loss) as determined in the Statement of Earnings in accordance with GAAP, and, as presented, may not be comparable to similarly titled measures of other companies, and therefore this measure has material limitations. Items excluded from adjusted earnings from continuing operations are significant components in understanding and assessing financial performance.

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SPHERION CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in thousands, except per share amounts)

	Three Months Ended
	July 1,	July 2,
	2007	2006
Revenues (1)	$478,477	$470,766
Cost of services (2)	359,817	359,331

Gross profit	118,660	111,435

Selling, general and administrative expenses	107,650	103,937
Interest expense	381	506
Interest income	(1,194)	(1,084)
Restructuring and other charges	—	(303)

	106,837	103,056

Earnings from continuing operations before income taxes	11,823	8,379
Income tax expense	(4,434)	(3,556)

Earnings from continuing operations	7,389	4,823

Discontinued operations:
Loss from discontinued operations, net of tax	(684)	(1,212)
Loss on sale of business, net of tax	(3,293)	—

	(3,977)	(1,212)

Net earnings	$3,412	$3,611

Earnings per share-Basic and Diluted:
Earnings from continuing operations	$0.13	$0.08
Loss from discontinued operations	(0.07)	(0.02)

	$0.06	$0.06

Weighted-average shares used in computation of earnings per share:
Basic	56,334	57,320
Diluted	57,091	57,991

(1)	Includes sales of all company-owned and licensed offices and royalties on sales of franchised offices.

(2)	Gross profit is revenues less temporary employee wages, employment related taxes such as FICA, federal and state unemployment taxes, medical and other insurance for temporary employees, workers’ compensation, benefits, billable expenses and other direct costs.

SPHERION CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in thousands, except per share amounts)

	Six Months Ended
	July 1,	July 2,
	2007	2006
Revenues (1)	$940,346	$932,120
Cost of services (2)	715,965	718,347

Gross profit	224,381	213,773

Selling, general and administrative expenses	207,310	203,244
Interest expense	2,332	990
Interest income	(2,477)	(2,126)
Restructuring and other charges	—	(303)

	207,165	201,805

Earnings from continuing operations before income taxes	17,216	11,968
Income tax expense	(7,080)	(5,114)

Earnings from continuing operations	10,136	6,854

Discontinued operations:
Loss from discontinued operations, net of tax	(825)	(340)
Loss on sale of business, net of tax	(3,293)	—

	(4,118)	(340)

Net earnings	$6,018	$6,514

Earnings per share-Basic and Diluted:
Earnings from continuing operations	$0.18	$0.12
Loss from discontinued operations	(0.07)	(0.01)

	$0.11	$0.11

Weighted-average shares used in computation of earnings per share:
Basic	56,444	57,899
Diluted	57,092	58,671

(1)	Includes sales of all company-owned and licensed offices and royalties on sales of franchised offices.

(2)	Gross profit is revenues less temporary employee wages, employment related taxes such as FICA, federal and state unemployment taxes, medical and other insurance for temporary employees, workers’ compensation, benefits, billable expenses and other direct costs.

SPHERION CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	(unaudited)
	July 1,	December 31,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$65,141	$54,640
Receivables, less allowance for doubtful accounts of $3,998 and $3,354	262,482	274,185
Deferred tax asset	10,798	11,462
Insurance deposit	19,521	24,501
Other current assets	20,865	16,414

Total current assets	378,807	381,202
Goodwill	59,437	49,703
Property and equipment, net of accumulated depreciation of $101,651 and $93,723	80,444	87,291
Deferred tax asset	119,674	122,867
Insurance deposit	18,271	25,177
Other assets	30,468	27,147

	$687,101	$693,387

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and other accrued expenses	$65,205	$78,368
Accrued salaries, wages and payroll taxes	61,380	59,062
Accrued insurance reserves	20,433	22,368
Accrued income tax payable	891	3,512
Current portion of long-term debt and other short-term borrowings	1,309	2,068
Other current liabilities	15,334	8,555

Total current liabilities	164,552	173,933
Long-term debt, net of current portion	2,349	2,377
Accrued insurance reserves	19,764	20,292
Deferred compensation	18,008	18,984
Other long-term liabilities	3,468	6,659

Total liabilities	208,141	222,245

Stockholders’ Equity:
Preferred stock, par value $0.01 per share; authorized, 2,500,000 shares; none issued or outstanding	—	—
Common stock, par value $0.01 per share; authorized, 200,000,000; issued 65,341,609 shares	653	653
Treasury stock, at cost, 9,167,231 and 8,777,220 shares, respectively	(81,712)	(77,856)
Additional paid-in capital	846,137	844,735
Accumulated deficit	(292,347)	(300,060)
Accumulated other comprehensive income	6,229	3,670

Total stockholders’ equity	478,960	471,142

	$687,101	$693,387

SPHERION CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands, except per share amounts)

	Management Guidance
	Three Months Ended	Three Months Ended		Six Months Ended
	Sept 30,	July 1,	July 2,	July 1,	July 2,
	2007	2007	2006	2007	2006
Adjusted earnings from continuing operations		$7,785	$4,823	$11,601	$6,854

Work Opportunity Tax Credit and other credits		423	—	846	—

Adjustment of Canadian Purchase Liability		(819)	—	(2,311)	—

Earnings from continuing operations		7,389	4,823	10,136	6,854

Loss from discontinued operations		(3,977)	(1,212)	(4,118)	(340)

Net earnings		$3,412	$3,611	$6,018	$6,514

Per share-Diluted amounts:
Adjusted earnings from continuing operations		$0.14	$0.08	$0.20	$0.12

Work Opportunity Tax Credit and other credits		0.01	—	0.01	—

Adjustment of Canadian Purchase Liability		(0.01)	—	(0.04)	—

Earnings from continuing operations *	$0.14 to $0.18	0.13	0.08	0.18	0.12

Loss from discontinued operations		(0.07)	(0.02)	(0.07)	(0.01)

Net earnings		$0.06	$0.06	$0.11	$0.11

Diluted weighted-average shares used in computation of earnings per share		57,091	57,991	57,092	58,671
RECONCILIATION OF YEAR-OVER-YEAR REVENUE GROWTH RATE

	Three Months Ended		Six Months Ended
	July 1, 2007		July 1, 2007
		Professional		Professional
	Total Company	Services	Total Company	Services
Organic revenue growth rate	0.9%	3.6%	0.7%	5.3%
Revenue growth rate contributed from acquisitions	0.7%	3.0%	0.2%	0.7%

GAAP revenue growth rate	1.6%	6.6%	0.9%	6.0%

*	Earnings per share amounts are calculated independently for each component and may not add due to rounding.

SPHERION CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, dollar amounts in thousands)

	Three Months Ended			Six Months Ended
	July 1, 2007	July 2, 2006	April 1, 2007	July 1, 2007	July 2, 2006

Revenues:
Staffing Services	$346,303	$346,763	$336,580	$682,883	$689,284
Professional Services	132,174	124,003	125,289	257,463	242,836

Segment revenue	$478,477	$470,766	$461,869	$940,346	$932,120

Gross profit:
Staffing Services	$72,596	$70,142	$64,650	$137,246	$134,085
Professional Services	46,064	41,293	41,071	87,135	79,688

Segment gross profit	$118,660	$111,435	$105,721	$224,381	$213,773

Segment operating profit:
Staffing Services	$8,704	$4,770	$2,751	$11,455	$5,885
Professional Services	7,425	6,714	6,540	13,965	12,300

Segment operating profit	16,129	11,484	9,291	25,420	18,185

Unallocated corporate costs	(4,911)	(3,941)	(3,190)	(8,101)	(7,540)
Amortization of intangibles	(208)	(45)	(40)	(248)	(116)
Interest expense	(381)	(506)	(1,951)	(2,332)	(990)
Interest income	1,194	1,084	1,283	2,477	2,126
Restructuring charges	—	303	—	—	303

Earnings from continuing operations before income taxes	$11,823	$8,379	$5,393	$17,216	$11,968

MEMO:

Gross profit margin:
Staffing Services	21.0%	20.2%	19.2%	20.1%	19.5%
Professional Services	34.9%	33.3%	32.8%	33.8%	32.8%
Total Spherion	24.8%	23.7%	22.9%	23.9%	22.9%

Segment operating profit margin:
Staffing Services	2.5%	1.4%	0.8%	1.7%	0.9%
Professional Services	5.6%	5.4%	5.2%	5.4%	5.1%
Total Spherion	3.4%	2.4%	2.0%	2.7%	2.0%

Supplemental Cash Flow Information:
Operating cash flow	$15,544	$4,085	$9,587	$25,131	$22,091
Capital expenditures	$1,636	$5,055	$2,319	$3,955	$11,972
Depreciation and amortization	$5,802	$5,459	$5,745	$11,547	$10,857
DSO	50	53	53	50	53

SPHERION CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(unaudited, dollar amounts in thousands)

	Three Months Ended			Six Months Ended
	July 1, 2007	July 2, 2006	April 1, 2007	July 1, 2007	July 2, 2006
Staffing Services
Revenue by Skill:
Clerical	$218,263	$220,166	$218,081	$436,344	$437,055
Light Industrial	128,040	126,597	118,499	246,539	252,229

Segment Revenue	$346,303	$346,763	$336,580	$682,883	$689,284

Revenue by Service:
Temporary Staffing	$292,625	$296,534	$286,035	$578,660	$591,866
Managed Services	47,596	44,827	45,244	92,840	87,176
Permanent Placement	6,082	5,402	5,301	11,383	10,242

Segment Revenue	$346,303	$346,763	$336,580	$682,883	$689,284

Gross Profit Margin by Service:
(As % of Applicable Revenue)
Temporary Staffing	17.5%	17.1%	16.2%	16.9%	16.6%
Managed Services	32.0%	31.2%	28.9%	30.5%	29.2%
Permanent Placement	100.0%	100.0%	100.0%	100.0%	100.0%
Total Staffing Services	21.0%	20.2%	19.2%	20.1%	19.5%

Professional Services
Revenue by Skill:
Information Technology	$85,252	$80,106	$82,417	$167,669	$156,159
Finance & Accounting	28,946	26,413	26,283	55,229	53,032
Other	17,976	17,484	16,589	34,565	33,645

Segment Revenue	$132,174	$124,003	$125,289	$257,463	$242,836

Revenue by Service:
Temporary Staffing	$116,957	$109,859	$111,719	$228,676	$216,213
Permanent Placement	15,217	14,144	13,570	28,787	26,623

Segment Revenue	$132,174	$124,003	$125,289	$257,463	$242,836

Gross Profit Margin by Service:
(As % of Applicable Revenue)
Temporary Staffing	26.4%	24.7%	24.6%	25.5%	24.5%
Permanent Placement	100.0%	100.0%	100.0%	100.0%	100.0%
Total Professional Services	34.9%	33.3%	32.8%	33.8%	32.8%